Exhibit 99.1

Magnetek Receives First Production Order for Large Wind Power Inverters


    MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Dec. 20, 2006--Magnetek, Inc. (NYSE:MAG) today announced that it has received an initial production order for calendar 2007 delivery of 60 wind power inverters valued at more than $7 million. Magnetek's digital wind power inverters transform variable-frequency alternating current (AC) from wind turbine generators into the steady flow of 60-cycle AC needed to feed the utility power transmission grid.

    In 2003, Magnetek entered into an agreement with a leading wind power company to develop power inverters for large, multi-megawatt wind turbines. The first 60 wind inverters to be delivered by Magnetek beginning in mid-2007 are a result of that agreement. Under a separate supply agreement reached in October of this year, Magnetek will provide inverters for an initial period of one-year with customer options to extend the agreement in subsequent years. If exercised, the options could produce incremental revenues of more than $60 million for Magnetek through 2011.

    Over the past decade, wind energy has become the world's fastest growing energy source, expanding globally at an average rate of 28% over the past five years alone. Currently, just under 60,000 megawatts of wind energy are installed globally with the majority, approximately 40,000 megawatts, installed in Europe and about 9,000 megawatts in the U.S. In Europe, government targets focused to decrease the use of carbon fuels and increase energy sustainability have encouraged the growth of wind energy. Today, in Denmark and some areas of Germany wind energy already contributes between 25-30% to these nations' generation mix.

    In the U.S. wind currently provides less than 0.5%; however, considering America's abundant and energetic winds, wind energy could provide a significant contribution toward the nation's energy security and clean power generation efforts. According to the U.S. Department of Energy, the world's winds could theoretically supply the equivalent of 5,800 quadrillion BTUs (quads) of energy each year -- more than 15 times current world energy demand. (A quad is equal to about 172 million barrels of oil or 45 million tons of coal.)

    Magnetek manufactures digital power and motion control systems used in material-handling, people-moving, communications and energy delivery, and is the world's leading builder of grid-tied power inverters for large commercial fuel cells with more than 160 installations and half a billion operating hours in the field over the past decade. On September 29, 2006, the Company reported revenues of $83.1 million for its 2006 fiscal year, ended on July 2, 2006 (a).

    (a) Magnetek's fiscal quarters end on the Sundays nearest
September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. These risks and uncertainties include effects of economic, market and operating conditions on the Company and its financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             bmurray@magnetek.com